Exhibit 99.1

DXC Technology Reports First Quarter Fiscal Year 2025 Results

•Total revenue of $3.24 billion, down 6% (4% on an organic basis)(1)
•Diluted earnings per share was $0.14 vs. $0.17 in the prior year quarter; Non-GAAP diluted earnings per share(2) was $0.74, up 17%
•Operating cash flow of $238 million, up 87%; Free Cash Flow of $45 million(3)
•Increased the low end of the full year adjusted EBIT(4) margin outlook range by 50 basis points to 6.5% - 7.0%
•Increased the low-end of the full-year non-GAAP diluted EPS(2) outlook range by $0.25 to $2.75 - $3.00
•Increased full year free cash flow(3) outlook by $50 million to approximately $450 million

ASHBURN, VA, August 8, 2024 – DXC Technology (NYSE: DXC) today reported results for the first quarter of fiscal year 2025.

"I am pleased with our first quarter results that came in ahead of our expectations on top line, adjusted EBIT margin and adjusted diluted EPS." said DXC Technology President and Chief Executive Officer, Raul Fernandez "Our performance is an early testament to the improved execution by our teams along many fronts. Our teams are focused on designing and implementing solutions that embed engineering skills, AI and industry expertise to capture opportunities in an expanding addressable market. As our enhanced operating model gains traction, we believe it positions us well to deliver greater value for our customers, improve financial performance and drive long-term shareholder value.”

(1) Revenue growth on an organic basis is a non-GAAP measure and is calculated by restating current-period activity using the prior fiscal period's foreign currency exchange rates, adjusted for the impact of acquisitions and divestitures. A reconciliation of GAAP to non-GAAP measure are attached to this release.
(2) Non-GAAP diluted earnings per share is a non-GAAP measure. A reconciliation of GAAP diluted earnings per share to non-GAAP diluted per share is attached to this release.
(3) Free cash flow is a non-GAAP measure. Free cash flow for the first quarter of fiscal year 2025 is calculated by subtracting capital expenditures (Purchase of Property, Plant & Equipment, Transition and Transformation Contract Costs and Software Purchased or Developed) of $193 million from cash flow from operations of $238 million. Free cash flow for the first quarter of fiscal year 2024 is calculated by subtracting capital expenditures of $202 million from cash flow from operations of $127 million.
(4) Adjusted EBIT and Adjusted EBIT margin are non-GAAP measures. Reconciliations of GAAP Net Income to adjusted EBIT are attached to this release.

Financial Highlights - First Quarter Fiscal Year 2025

•Total revenue was $3.24 billion, down 6% year-over-year (4% on an organic basis).(1)
•Net income of $25 million, down 40% year-over-year, with a corresponding margin of 0.8%, compared to net income of $42 million in the first quarter of fiscal 2024, or 1.2% of sales.
•EBIT was $89 million, down 6% year-over-year with a corresponding margin of 2.8%. Adjusted EBIT(4) was $222 million, down 1% year-over-year, with a corresponding margin of 6.9%.
•Diluted earnings per share was $0.14, down 18% year-over-year. Non-GAAP diluted earnings per share(2) was $0.74, up 17% year-over-year.
•Cash generated from operations was $238 million, up 87% year-over-year. Free cash flow(3) was $45 million in the first quarter of fiscal year 2025, as compared to using $75 million in the first quarter of fiscal year 2024.
•Book to Bill ratio was 0.77x, compared to 0.89x in the first quarter of fiscal year 2024.

Segment Highlights - First Quarter Fiscal Year 2025

Global Business Services ("GBS")

•Revenue was $1.67 billion, down 2% year-over-year (up 1% on an organic basis)(1)
•Segment profit was $181 million, down 6% year-over-year, with a corresponding margin of 10.8%
•Book to Bill ratio of 0.83x, compared to 0.84x during the first quarter of fiscal 2024

Global Infrastructure Services ("GIS")

•Revenue from GIS was $1.56 billion, down 10% year-over-year (down 9% on an organic basis)(1)
•Segment profit was $114 million, up 25% year-over-year, with a corresponding margin of 7.3%
•Book to Bill ratio of 0.70x, compared to 0.94x during the first quarter of fiscal 2024

Full Year Fiscal 2025 and Second Quarter Fiscal Year 2025 Outlook

Full Year Fiscal 2025
•Total revenue in the range of $12.74 billion and $13.02 billion, compared to the prior outlook of $12.67 billion to $12.95 billion, a decline of 6% to 4% on an organic basis(1)
•Adjusted EBIT margin(4) between 6.5% to 7.0%, compared to the prior outlook of 6.0% to 7.0%
•Non-GAAP diluted EPS(2) in the range of $2.75 to $3.00, compared to the prior outlook of $2.50 to $3.00
•Free Cash Flow(3) of approximately $450 million, up from the prior outlook of approximately $400 million

Second Quarter Fiscal 2025
•Total revenue in the range of $3.19 billion and $3.22 billion, a decline of 6.5% to 5.5% year-over-year on an organic basis(1)
•Adjusted EBIT margin(4) between 6.5% to 7.0%
•Non-GAAP Diluted EPS(2) in the range of $0.70 to $0.75

Additional metrics for the second quarter and full fiscal year 2025 outlook are presented in the table below.

Revenue	Q2 FY25 Outlook		FY25 Outlook
	Lower End	Higher End	Lower End	Higher End
YoY Organic Revenue %	(6.5)%	(5.5)%	(6.0)%	(4.0)%
Acquisition & Divestitures Revenues %	(0.1)%		(0.1)%
Foreign Exchange Impact on Revenues %	(0.6)%		(0.6)%
Others
Pension Income Benefit*	~$27		~$105
Net Interest Expense	~$21		~$80
Non-GAAP Tax Rate	~32%		~32%
Weighted Average Diluted Shares Outstanding	~184		~184
Restructuring & TSI Expense			~$375
Capital Lease / Asset Financing Payments			~$275
Foreign Exchange Assumptions	Current Estimate		Current Estimate
$/Euro Exchange Rate	$1.08		$1.08
$/GBP Exchange Rate	$1.28		$1.28
$/AUD Exchange Rate	$0.65		$0.65

*Pension benefit is split between Cost Of Sales (COS) & Other Income:
Fiscal year 2025: Net pension benefit of $105 million; $50 million service cost in COS, $155 million pension benefit in Other income
Fiscal year 2024: Net pension benefit of $92 million; $53 million service cost in COS, $145 million pension benefit in Other income

DXC does not provide a reconciliation of non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss results at 5:00 p.m. EDT August 8, 2024. The dial-in number for domestic callers is 888-330-2455. Callers who reside outside of the United States should dial +1-240-789-2717. The passcode for all participants is 4164760#. The webcast audio and any presentation slides will be available through a link posted on DXC Technology’s Investor Relations website.

A replay of the conference call will be available approximately two hours after the conclusion of the call until 11:59 PM EDT on August 15, 2024, at 800-770-2030 for domestic callers and at +1-647-362-9199 for international callers. The replay passcode is 4164760. A transcript of the conference call will be posted on DXC Technology’s Investor Relations website.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target,” and “will” and words and terms of similar substance in discussions of future operating or financial performance. Forward-looking statements include, among other things, statements with respect to our future financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, divestitures, competitive position, growth opportunities, share repurchases, dividend payments, plans and objectives of management and other matters. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to: our inability to succeed in our strategic objectives; the risk of liability, reputational damages or adverse impact to business due to service interruptions, from security breaches, cyber-attacks, other security incidents or disclosure of confidential information or personal data; compliance, or failure to comply, with obligations arising under new or existing laws, regulations, and customer contracts relating to the privacy, security and handling of personal data; our product and service quality issues; our inability to develop and expand our service offerings to address emerging business demands and technological trends, including our inability to sell differentiated services amongst our offerings; our inability to compete in certain markets and expand our capacity in certain offshore locations and risks associated with such offshore locations, such as the on-going conflict between Russia and Ukraine; failure to maintain our credit rating and ability to manage working capital, refinance and raise additional capital for future needs; difficulty in understanding the changes to our business model by financial or industry analysts or our failure to meet our publicly announced financial guidance; public health crises such as the COVID-19 pandemic; our indebtedness and potential material adverse effect on our financial condition and results of operations; the competitive pressures faced by our business; our inability to accurately estimate the cost of services, and the completion timeline of contracts; failure by us or third party partners to deliver on commitments or otherwise breach obligations to our customers; the risks associated with climate change and natural disasters; increased scrutiny of, and evolving expectations for, sustainability and environmental, social, and governance initiatives; our inability to attract and retain key personnel and maintain relationships with key partners; the risks associated with prolonged periods of inflation or current macroeconomic conditions, including the current decline in economic growth rates in the United States and in other countries, the possibility of reduced spending by customers in the areas we serve, the uncertainty related to our cost-takeout efforts, continuing unfavorable foreign exchange rate movements, and our ability to close new deals in the event of an economic slowdown; the risks associated with our international operations, such as risks related to currency exchange rates; our inability to comply with existing and new laws and regulations, including social and environmental responsibility regulations, policies and provisions, as well as customer and investor demands; our inability to achieve the expected benefits of our restructuring plans; our inadvertent infringement of third-party intellectual property rights or infringement of our intellectual property rights by third parties; our inability to procure third-party licenses required for the operation of our products and service offerings; risks associated with disruption of our supply chain; our inability to maintain effective disclosure controls and internal control over financial reporting; potential losses due to asset impairment charges; our inability to pay dividends or repurchase shares of our common stock; pending investigations, claims and disputes and any adverse impact on our profitability and liquidity; disruptions in the credit markets, including disruptions that reduce our customers’ access to credit and increase the costs to our customers of obtaining credit; counterparty default risk in our hedging program; our failure to bid on projects effectively; financial difficulties of our customers and our inability to collect receivables; our inability to maintain and grow our customer relationships over time and to comply with customer contracts or government contracting regulations or requirements; our inability to succeed in our strategic transactions; changes in tax rates, tax laws, and the timing and outcome of tax examinations; risks following the merger of Computer Sciences Corporation (“CSC”) and Enterprise Services business of Hewlett Packard Enterprise Company’s (“HPES”) businesses, including anticipated tax treatment, unforeseen liabilities, and future capital expenditures; risks following the spin-off of our former U.S. Public Sector business (the “USPS”) and its related mergers with Vencore Holding Corp. and KeyPoint Government Solutions in June 2018 to form Perspecta Inc. (including its successors and permitted assigns, “Perspecta”); volatility of the price of our securities, which is subject to market and other conditions. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and any updating information in subsequent SEC filings.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures

In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, adjusted EBIT, adjusted EBIT margin, non-GAAP diluted EPS, organic revenues, organic revenue growth, free cash flow, and non-GAAP tax rate.

We believe EBIT, EBIT margin, adjusted EBIT, adjusted EBIT margin, and non-GAAP diluted EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses.

One category of expenses excluded from adjusted EBIT, adjusted EBIT margin, and non-GAAP diluted EPS, incremental amortization of intangible assets acquired through business combinations, which, if included, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets from its non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from adjusted EBIT, adjusted EBIT margin, and non-GAAP diluted EPS, is impairment losses, which, if included, may result in a significant difference in period-over-period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, reflect generally an acceleration of what would be multiple periods of expense and are not expected to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

We believe organic revenue growth provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

Selected references are made to revenue growth on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. Organic revenue is calculated as constant currency revenue excluding the impact of mergers, acquisitions or similar transactions until the one-year anniversary of the transaction and excluding revenues of divestitures during the reporting period. This approach is used for all results where the functional currency is not the U.S. dollar.

Free cash flow represents cash flow from operations, less capital expenditures. Free cash flow is utilized by our management, investors, and analysts to evaluate cash available to pay debt, repurchase shares, and provide further investment in the business.

There are limitations to the use of the non-GAAP financial measures presented in this press release. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

# # #

Contact:

Roger Sachs, CFA, VP of Investor Relations, +1-201-259-0801, roger.sachs@dxc.com
Sean B. Pasternak, Corporate Media Relations, +1-647-975-7326, sean.pasternak@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2024	June 30, 2023

Revenues	$3,236	$3,446

Costs of services	2,526	2,719
Selling, general and administrative	301	327
Depreciation and amortization	326	344
Restructuring costs	39	20
Interest expense	72	66
Interest income	(51)	(49)
Loss on disposition of businesses	—	5
Other income, net	(45)	(64)
Total costs and expenses	3,168	3,368

Income before income taxes	68	78
Income tax expense	43	36
Net income	25	42
Less: net (loss) income attributable to non-controlling interest, net of tax	(1)	6
Net income attributable to DXC common stockholders	$26	$36

Income per common share:
Basic	$0.14	$0.17
Diluted	$0.14	$0.17

Weighted average common shares outstanding for:
Basic EPS	179.66	210.11
Diluted EPS	182.93	213.75

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2024	March 31, 2024
Assets
Cash and cash equivalents	$1,317	$1,224
Receivables, net	2,996	3,253
Prepaid expenses	541	512
Other current assets	109	146
Total current assets	4,963	5,135

Intangible assets, net	2,011	2,130
Operating right-of-use assets, net	656	731
Goodwill	531	532
Deferred income taxes, net	823	804
Property and equipment, net	1,530	1,671
Other assets	2,820	2,857
Assets held for sale - non-current	19	11
Total Assets	$13,353	$13,871

Liabilities
Short-term debt and current maturities of long-term debt	$381	$271
Accounts payable	676	846
Accrued payroll and related costs	595	558
Current operating lease liabilities	258	282
Accrued expenses and other current liabilities	1,261	1,437
Deferred revenue and advance contract payments	762	866
Income taxes payable	160	134
Total current liabilities	4,093	4,394

Long-term debt, net of current maturities	3,766	3,818
Non-current deferred revenue	619	671
Non-current operating lease liabilities	437	497
Non-current income tax liabilities and deferred tax liabilities	546	556
Other long-term liabilities	789	869
Total Liabilities	10,250	10,805

Total Equity	3,103	3,066

Total Liabilities and Equity	$13,353	$13,871

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$25	$42
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	333	351
Operating right-of-use expense	80	90
Share-based compensation	23	23
Deferred taxes	(50)	(50)
Gain on dispositions	(1)	(9)
Provision for losses on accounts receivable	7	2
Unrealized foreign currency exchange loss	—	23
Impairment losses and contract write-offs	4	7
Other non-cash charges, net	5	(2)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	161	63
Decrease in operating lease liability	(80)	(90)
Decrease in other liabilities	(269)	(323)
Net cash provided by operating activities	238	127

Cash flows from investing activities:
Purchases of property and equipment	(48)	(55)
Payments for transition and transformation contract costs	(38)	(62)
Software purchased and developed	(107)	(85)
Business dispositions	—	(7)
Proceeds from sale of assets	5	11
Proceeds from short-term investing	—	(3)
Other investing activities, net	—	2
Net cash used in investing activities	(188)	(199)

Cash flows from financing activities:
Borrowings of commercial paper	323	546
Repayments of commercial paper	(172)	(305)
Payments on finance leases and borrowings for asset financing	(91)	(131)
Taxes paid related to net share settlements of share-based compensation awards	(17)	(33)
Repurchase of common stock	(2)	(285)
Other financing activities, net	—	(2)
Net cash provided by (used in) financing activities	41	(210)
Effect of exchange rate changes on cash and cash equivalents	2	—
Net increase (decrease) in cash and cash equivalents	93	(282)
Cash and cash equivalents at beginning of year	1,224	1,858
Cash and cash equivalents at end of period	$1,317	$1,576

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs generally include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended
(in millions)	June 30, 2024	June 30, 2023
GBS profit	$181	$192
GIS profit	114	91
All other loss	(73)	(59)
Subtotal	$222	$224
Interest income	51	49
Interest expense	(72)	(66)
Restructuring costs	(39)	(20)
Transaction, separation and integration-related costs	(7)	(1)
Amortization of acquired intangible assets	(87)	(89)
Merger related indemnification	—	(11)
Loss on disposition of businesses	—	(5)
Impairment losses	—	(3)
Income before income taxes	$68	$78

Segment profit margins
GBS	10.8%	11.3%
GIS	7.3%	5.2%

Reconciliation of Non-GAAP Financial Measures

Our non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes third party costs related to integration, separation, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions incurred within one year of such transactions closing, except for costs associated with related disputes, which may arise more than one year after closing.
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Merger related indemnification - in fiscal 2024, represents the Company’s then current estimate of potential liability to HPE for a tax related indemnification.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.
•Impairment losses – non-cash charges associated with the permanent reduction in the value of the Company’s assets (e.g., impairment of goodwill and other long-term assets including fixed assets and impairments to deferred tax assets for discrete changes in valuation allowances). Future discrete reversals of valuation allowances are likewise excluded.
•Tax adjustments – discrete tax adjustments to impair or recognize certain deferred tax assets, adjustments for changes in tax legislation and the impact of merger and divestitures. Income tax expense of all other (non-discrete) non-GAAP adjustments is based on the difference in the GAAP annual effective tax rate (AETR) and overall non-GAAP provision (consistent with the GAAP methodology).

Non-GAAP Results

A reconciliation of reported results to non-GAAP results is as follows:

	Three Months Ended June 30, 2024
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Non-GAAP Results
Income before income taxes	$68	$39	$7	$87	$201
Income tax expense	43	7	1	15	66
Net income	25	32	6	72	135
Less: net (loss) income attributable to non-controlling interest, net of tax	(1)	—	—	—	(1)
Net income attributable to DXC common stockholders	$26	$32	$6	$72	$136

Effective Tax Rate	63.2%				32.8%

Basic EPS	$0.14	$0.18	$0.03	$0.40	$0.76
Diluted EPS	$0.14	$0.17	$0.03	$0.39	$0.74

Weighted average common shares outstanding for:
Basic EPS	179.66	179.66	179.66	179.66	179.66
Diluted EPS	182.93	182.93	182.93	182.93	182.93

	Three Months Ended June 30, 2023
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Merger Related Indemnification	Gains and Losses on Dispositions	Impairment Losses	Tax Adjustments	Non-GAAP Results
Income before income taxes	$78	$20	$1	$89	$11	$5	$3	$—	$207
Income tax expense	36	5	—	21	11	—	1	(3)	71
Net income	42	15	1	68	—	5	2	3	136
Less: net income attributable to non-controlling interest, net of tax	6	—	—	—	—	—	(4)	—	2
Net income attributable to DXC common stockholders	$36	$15	$1	$68	$—	$5	$6	$3	$134

Effective Tax Rate	46.2%								34.3%

Basic EPS	$0.17	$0.07	$0.00	$0.32	$0.00	$0.02	$0.03	$0.01	$0.64
Diluted EPS	$0.17	$0.07	$0.00	$0.32	$0.00	$0.02	$0.03	$0.01	$0.63

Weighted average common shares outstanding for:
Basic EPS	210.11	210.11	210.11	210.11	210.11	210.11	210.11	210.11	210.11
Diluted EPS	213.75	213.75	213.75	213.75	213.75	213.75	213.75	213.75	213.75

The above tables serve to reconcile the non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these non-GAAP measures.

Offerings Details

(in millions)	Q1 FY25	Q4 FY24	Q3 FY24	Q2 FY24	Q1 FY24
Consulting & Engineering Services	$1,284	$1,321	$1,314	$1,323	$1,316
Insurance Software & BPS	389	388	379	383	378
Cloud, ITO & Security	1,206	1,290	1,277	1,318	1,320
Modern Workplace	357	384	426	409	423
Subtotal	3,236	3,383	3,396	3,433	3,437
M&A and Divestitures	—	3	3	3	9
Total Revenues	3,236	3,386	3,399	3,436	3,446

Year-over-Year Organic Revenue Growth

	Three Months Ended
	June 30, 2024	June 30, 2023
Total revenue growth	(6.1)%	(7.0)%
Foreign currency	1.4%	0.7%
Acquisition and divestitures	0.3%	2.7%
Organic revenue growth	(4.4)%	(3.6)%

GBS revenue growth	(1.8)%	(3.1)%
Foreign currency	1.8%	0.8%
Acquisition and divestitures	0.5%	5.6%
GBS organic revenue growth	0.5%	3.3%

GIS revenue growth	(10.3)%	(10.6)%
Foreign currency	1.0%	0.7%
Acquisition and divestitures	—%	—%
GIS organic revenue growth	(9.3)%	(9.9)%

EBIT and Adjusted EBIT

	Three Months Ended
(in millions)	June 30, 2024	June 30, 2023
Net income	$25	$42
Income tax expense	43	36
Interest income	(51)	(49)
Interest expense	72	66
EBIT	89	95
Restructuring costs	39	20
Transaction, separation and integration-related costs	7	1
Amortization of acquired intangible assets	87	89
Merger related indemnification	—	11
Loss on disposition of businesses	—	5
Impairment losses	—	3
Adjusted EBIT	$222	$224

EBIT margin	2.8%	2.8%
Adjusted EBIT margin	6.9%	6.5%

Source: DXC Technology
Category: Investor Relations